Exhibit 2.1

                  CERTIFICATE OF OWNERSHIP AND MERGER

     WasteMasters, Inc., a Delaware corporation ("WMI Delaware") and WasteMasters, Inc., a Maryland corporation ("WMI Maryland"), DO HEREBY
CERTIFY:

     FIRST: That WMI Maryland is the owner and holder of all of the issued and outstanding common stock of WMI Delaware;

     SECOND: That on June 6, 2001, the following resolutions were approved by the Board of Directors of WMI Maryland pursuant to Section 3-106(c) of the Maryland Corporation Law, and by the Board of Directors of WMI Delaware pursuant to Section 253(a) of the Delaware General
Corporation Law:

     "RESOLVED, that it is in the best interests of WasteMasters, Inc., a Maryland corporation ("WMI Maryland"), to change its state of incorporation to the State of Delaware by merging within and into WasteMasters, Inc., a Delaware corporation ("WMI Delaware") and wholly-owned subsidiary of WMI Maryland, with each holder of common or preferred stock of WMI Maryland receiving an identical number of the same class of securities in WMI Delaware having the same rights, privileges and preferences as such securities currently have in WMI Maryland;

     RESOLVED, that WMI Maryland shall merge with and into WMI Delaware (hereinafter, the "Merger"), with WMI Delaware being the surviving corporation in such merger, with WMI Delaware assuming all of WMI Maryland's debts, liabilities and obligations, and with the effective date of said Merger being the date of filing of a Certificate of Ownership and Merger with the State of Delaware pursuant to Section 253(a) of the Delaware General Corporation Law and Articles of Merger with the State of Maryland pursuant to Section 3-106(c) of the Maryland Corporation Law;

     RESOLVED, that as of the close of business on the effective date of the Merger, a) each share of common stock of WMI Maryland shall be convertible into one shares of common stock of WMI Delaware, b) each share of Series A Preferred Stock of WMI Maryland shall be convertible into one share of Series A Preferred Stock of WMI Delaware, and c) each option, warrant or other instrument convertible or exchangeable into shares of common stock or preferred stock of WMI Maryland shall become automatically convertible into an equivalent number shares of common stock or preferred stock of WMI Delaware on the effective date of the Merger;

     RESOLVED, that after the effective date of the Merger, all of the outstanding certificates which immediately prior thereto represented shares of stock of WMI Maryland shall be deemed for all purposes to evidence ownership of and to represent the shares of WMI Delaware, as the case may be, into which the shares of stock of WMI Maryland represented by such certificates have been converted as herein provided and shall be so registered on the books and records of WMI Delaware and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to WMI Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of stock of WMI Delaware, as the case may be, evidenced by such outstanding certificate, as above provided."

     THIRD: That the above-described merger was approved by the Board of Directors of WMI Delaware in accordance with the provisions of Section 253(a) of the General Corporation Law of the State of Delaware, shareholder approval not being required thereunder.

     FOURTH: That the above-described merger was adopted, approved, certified, executed and acknowledged by WMI Maryland (parent corporation) of WMI Maryland in accordance with the provisions of Section 3-106(c) of the Maryland Corporation Law.

     FIFTH: That the capital of WMI Delaware shall not be reduced under or by reason of the merger described above.

     IN WITNESS WHEREOF, WMI Delaware and WMI Maryland have caused this Certificate of Ownership and Merger to be signed by an authorized officer of each this 6th day of June 2001.

WasteMasters, Inc., a Maryland corporation

By: /s/ A. Leon Blaser
Name: A. Leon Blaser
Title: Chief Executive Officer


ATTEST:


By: /s/ Greg Holsted
Name: Greg Holsted
Title: Secretary



WasteMasters, Inc., a Delaware corporation


By: /s/ A. Leon Blaser
Name: A. Leon Blaser
Title: Chief Executive Officer

ATTEST:


By: /s/ Greg Holsted
Name: Greg Holsted
Title: Secretary